Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-221059

REED'S

Drink Smart. Drink Natural. Drink Reed's.



STRONGER GINGER BREW
ALL NATURAL JAMAICAN STYLE
GINGER BEER
REED'S
12 FL. OZ. (355 mL)
VIRGIL'S
ALL-NATURAL
ZERO SUGAR
0 CALORIES
HANDCRAFTED

NYSE American: REED
Investor Presentation

November 2017

Forward-Looking Statements & Disclaimers

Forward-Looking Statements

This presentation contains statements that are not historical fact about Reed's future plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of performance. Future results may differ materially from those expressed in the forward-looking statements. These forward-looking statements including, without limitation, statements regarding our business model, gross sales, net margin, operating income and related assumptions involve risks and uncertainties that could cause Reed's actual results and events to differ materially from those anticipated in these forward-looking statements, including, without limitation: if our streamlined product offerings, marketing activities and debt reduction ions do not result in the sales and growth we expect, or when we expect it; the demand of our customers and our consumers for our products and our ability to accurately forecast it; if we do not successfully execute on our growth opportunities or our growth opportunities are more limited than we expect; the effect of pricing, product, marketing and other initiatives by our competitors; if we do not fully realize our goals to lower our costs, streamline our products and raise capital; or if there is a deterioration of business and economic conditions in one or more of our sales regions. Reed's does not undertake any obligation to update any forward-looking statements to reflect new information or events or circumstances occurring after the date of this presentation. Investors should not rely unduly on any forward-looking statements.

Free Writing Prospectus Disclaimers

This presentation highlights basic information about us and the offering. Being a summary document, this slide deck does not contain all the information that you should consider before investing.

We have filed a registration statement (including a preliminary prospectus) on Form S-1 with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including but not limited to the risk factors described therein) and other documents, including the Form 10-Ks and Form 10-Qs, that we have filed with the SEC for more complete information about us and the offering.

You may get these documents for free by visiting the "Search EDGAR" section on the SEC web site at http://www.sec.gov. The preliminary prospectus, dated November 21, 2017, is available on the SEC website. Alternatively, we or the dealer-manager for this offering, Maxim Group LLC will arrange to send you a preliminary prospectus if you contact Maxim Group LLC, Prospectus Department, 405 Lexington Ave., New York, NY, 10174; Telephone: (212) 895-3745, Email: syndicate@maximgrp.com.

Company History



1987 – Reed's Original Ginger Brew was developed in 1987 by Chris Reed

1989 – Reed's Original Ginger Brew was first introduced to the market in Southern California

1990 – Began marketing products nationally through United Natural Foods Inc. and moved production to Boulder, CO

1999 – Purchased the Virgil's Root Beer brand from Crowley Beverage Co.; the brand has gone on to become a 3 time winner of the Outstanding Beverage Award from NASFT

2000 – Moved into 18,000-square foot property, the Brewery, in Los Angeles, CA to house West Coast production and warehouse facility



2006 – Completed the sale of 2 million shares of common stock at an offering price of $4.00 per share in an initial public offering. Transferred to NASDAQ in late 2007.

2011 – Introduced Virgil's ZERO line of all natural, no sugar craft soda sweetened with stevia. Reed's also commenced offering private label products.



2013 – Reed's Inc. begins trading on the NYSE in January of 2013

2015 – Launched Stronger Ginger Brew, which contains 50% more ginger than Reed's Extra Ginger Brew



*Since inception, sales of Reed's craft beverages have now hit approximately 500 million bottles

500 MILLION BOTTLES SOLD

*Company data

Company Snapshot

Company Description

- **Business:** The company develops, manufactures, markets and sells natural non-alcoholic craft carbonated beverages.
- **Markets:** The company sells across the entire US and to a lesser degree in Canada and Europe.
- **Production:** The company produces its private label and branded product in its facility in Los Angeles, California and through contract manufacturers in Pennsylvania and Indiana.

Key Metrics

- **Latest 12 Month Gross Sales - $40.4MM**
- **Latest 12 Month Case Volume – 2.2MM**
- **49 Total Employees**
- **- 28 Production Related**
- **114 Customers**
- **Moved from 111 to 28 SKU's**
- **Top 10 Suppliers Account for Over 50% of Total Purchases**

Top Suppliers

The Lion Brewery, Owens-Illinois, pripak, Sioux Honey Assn, TFoods, WestRock, NEPA, Gamer Inc. Packaging, R.C. Moore

Key Accounts

Natural	Whole Foods Market, Natural Grocers, Earth Fare, Sprouts Farmers Market, Fresh Thyme Farmers Market
Gourmet & Specialty	The Fresh Market, Trader Joe's, Bristol Farms, Central Market, DeCicco Family Markets
Grocery	Safeway, Publix, Kroger, Stop&Shop, H-E-B, Wegmans
Club & Mass	Costco Wholesale, Target, Walmart Neighborhood Market
Convenience & Drug	CVS pharmacy, Rite Aid, Circle K
Liquor	Spec's, Total Wine & More, BevMo!

Streamlined Product Portfolio

Core				Non-Core
Brand:	**Reed's Ginger Brews**	**Virgil's Craft Soda**	**Flying Cauldron Butterscotch**	**Summary**
				• Private label beverages • Reed's Candy • Reed's Energy Elixir • California Juice Company • Sonoma Sparklers 
SKU's:	• 8	• 18	• 2	• 20
Current Packages	• 24 pack 12oz glass in 4 packs • 12 pack club case of 12oz glass • 32 pack On-Premise 7oz glass in 4-pks	• 24 pack 12oz glass in 4 packs • 12 pack club case of 12oz glass	• 24 pack 12oz glass in 4 packs	Candy: • 3.5oz Crystallized • 16oz Crystallized • 11lb Bulk Crystallized
2018	• 24 and 12 pack 12oz cans	• 24 and 12 pack 12oz cans	• 12 pack 12oz glass In and Out Promo pack	• Original Ginger Chews Energy Elixir: • 24 pack 12oz Slim Cans
Current Flavors:	• Reed's Original Ginger Brew, Reed's Raspberry Ginger Brew, Extra Ginger Brew, Reed's Stronger Ginger Brew	• Virgil's Root Beer, Cream, Orange Cream, Black Cherry Cream	• Flying Cauldron Butterscotch	• Sonoma Sparkler Lemonade, Raspberry & Peach • Reed's Energy Elixir & Ginger Candy • 750ML Swing Lid Triple Ginger
2018	• Zero Sugar Reed's Extra	• Virgil's NEW ZERO SUGAR line up, including Root Beer, Black Cherry, Crèam, Cola, Lemon Lime, Orange		• 16oz Swing Lid Pumpkin Spice • 750ML Sparkling Apple Cider • Various 12oz Glass bottle Craft Sodas

Craft Soda Category Growing - Driven By Ginger Beer

- **Total Carbonated Soft Drink Category Continues To Decline**
- **Diet CSD Category Declining Faster Than Full Sugar**
- **Consumers Moving Away From Artificial Ingredients, Preservatives and Sweeteners Toward Healthier, Natural, Premium, Craft Products**



+24.0%
Total CSD
0.0%
+1.6%
-3.7%
-3.7%
-7.0%
+4.2%
+6.0%
Craft Soda (Includes Ginger Beer)
Total Ginger Beer

SPINS – Syndicated data for Natural, Specialty, Grocery, Mass, Drug, Dollar, Military & Club (excludes Costco) channels for Carbonated Soft Drinks latest 52 weeks ending 10/8/17

Category and Product Leadership



*Reed's is the #1 Selling Ginger Beer	Reed's	Goslings	Fever Tree	Bundaberg	Cock n Bull	Q Drinks
All Natural (No artificial colors, ingredients or preservatives)	Yes	No	Yes	No	No	Yes
Made from Fresh Organic Ginger Root	Yes	No	No	No	No	No
Made with Cane Sugar	Yes	No	Yes	Yes	Yes	Yes
Made with High Fructose Corn Syrup	No	Yes	No	No	No	no
Sweetened with Honey, Pineapple, Lemon & Lime Juices	Yes	No	No	No	No	No
*US Retail Sales	$22.5M	$15.1M	$13.7M	$12.4M	$8.1M	$7.00
*Average % ACV (% distribution level in measured channels)	26.1%	26.3%	19.5%	6.7%	13.3%	6.5%
*Avg Retail Price (12oz 4-pack equivalized)	$5.28	$3.85	$10.34	$6.49	$4.61	$10.31



*Virgil's is the #1 selling "All-Natural" Craft Soda	Virgil's	IBC	Stewarts	Henry Weinhards	Jones Soda	Hansens
All Natural (No artificial colors, ingredients or preservatives)	Yes	No	No	No	No	Yes
Made w/Cane Sugar	Yes	No	No	No	Yes	Yes
Made with High Fructose Corn Syrup	No	Yes	Yes	Yes	No	No
GMO Free	Yes	No	No	No	No	Yes
Natural Flavors Only	Yes	No	No	No	No	Yes
*US Retail Sales	$13.8M	$38.0M	$17.6M	$9.6M	$7.5M	$13.6M
*Average % ACV (% distribution level in measured channels)	19.2%	58.2%	20.9%	10.3%	9.2%	7.9%
*Avg Retail Price (12oz 4-pack equivalized)	$5.37	$2.88	$3.95	$3.53	$4.37	$2.00

SPINS – Syndicated data for Natural, Specialty, Grocery, Mass, Drug, Dollar, Military & Club (excludes Costco) channels for Carbonated Soft Drinks latest 52 weeks ending 11/5/17

Strong Macro Consumer Trends Will Drive Growth

ON-TREND WITH CONSUMER PREFERENCES

MOVING TO CRAFT, PREMIUM, BOLD FLAVORS

CRAFT SODA SEGMENT UNDERDEVELOPED VS. MAINSTREAM CSD

CRAFT CAN REVITALIZE DECLINING CSD'S

*$107 BILLION RETAIL BEER SALES



78%
22%
Craft
Mainstream

**$81 BILLION RETAIL CSD SALES



99%
1%
Craft
Mainstream

CONSUMER TRENDS THAT WILL DRIVE CONTINUED ACCELERATED GROWTH FOR GINGER BEER AND CRAFT SODAS

- ***Better-for-You/Healthier Products** - In 2015, Natural/Organic food and beverage products grew 11% and 4X faster than mainstream counterparts. Consumers want clean labels with simple, natural ingredients without artificial colors, ingredients and preservatives. Consumers are also looking for beverages with function and ginger is a superfood with several health benefits.
- **Reduced Sugar** – Consumers moving away from high sugar beverages as well as artificially sweetened products for health reasons. Consumers are looking for a natural sweetener that does not compromise on taste. 100% stevia based products often force a compromise on taste.
- **Authentic/Distinct Brands** – Broad, cross-generational appeal Boomers/Millennials gravitate to brands with founding authentic story, proprietary processes, unique packaging.
- **Affordable Indulgence** – Consumers indulging themselves with affordable everyday premium refreshment beverages.
- **Trading Up to Premium/Craft:** Strong growth in the craft soda and premium mixer segments. Consumers looking for small batch, handcrafted, higher quality, authentic bold flavors.
- **Craft Soda Category Under Developed:** Under-penetrated segment relative to other super-premium food/beverage categories such as craft beer, currently less than 1% of CSD category.
- **Increased Demand for Premium Mixed Drinks:** Premium alcohol and cocktail consumption is growing and demand for bold new mixed drinks such as Moscow Mule and the Dark N' Stormy, both of which have ginger bases, have also been on the rise in popularity.

*Data from Beer Association 2016 **Data from Beverage Digest 2016 ***Data from New Hope Network 2016

Consistent Gross Sales Growth Through 2015


$10.5
$13.0
$15.3
$15.2
$20.4
$25.0
$30.0
$37.3
$43.4
$45.9
$42.5
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016

May 2015
Operational challenges & significant inventory shortage

In 2015 - Leadership Skills and Business Model Pushed Beyond Capabilities

Millions Spent on Production Capacity

- Millions in capital spent on production infrastructure versus investment in brand building
- Forced to enter lower margin non-strategic categories such as private label to fill idle capacity

Too Many SKU's & Categories

- Company stretched management and capital resources too thin by launching and supporting too many SKU's (over 250) and competing in too many categories (Candy, Ice Cream, Energy Drinks, Kombucha etc.)

Inferior Gross Margins and Operations

- Poor gross margins driven by inefficient plant ops.
- Poor co-packer oversight led to major out of stocks
- Sub-optimal supplier partnerships and credit terms
- Limited capital drives inadequate finished goods inventory

Profit Suffered

- Limited capital led to higher stretched payables, expensive commercial terms and higher COGS
- Lower margins and lower profitability puts a significant strain on the company's cash

Debt Increased

- Debt increases to fund operations, capex debt added to fund purchase of more production assets
- Increased debt burden at high interest rates leads to increased cash outflow to service debt

Sales Growth Suffered

- Missed opportunity to build greater brand awareness and equity due to a lack of focus and investment
- Sales decline driven by out of stocks, increased competitive activity and lack of investment in brands

5 Major Drivers For Business Transformation

New Leadership

- New professional and experienced board, Chaired by beverage industry veteran
- New CEO and COO with deep beverage experience driving brand growth and profitability
- Leveraging Founder's product development skills in new role as Chief Innovation Officer

New Strategic Focus

- Directing 100% of all resources to grow Reed's and Virgil's beverage brands
- Streamlined product categories and product line up by reducing SKU's from 111 to 28 and reduce working capital needs and operational efficiencies
- Focus on higher margin products and packages

Optimized Business Model

- Shift from a capital intensive self-production model to a more asset light sales and marketing driven business model and reduce negative margin impact of idle plant costs
- Realize value of non-core products and assets
- Re-negotiate key supplier relationships to reduce cost and improve credit terms

Optimized Capital Structure

- Use proceeds from successful Rights Offering to:
  - Pay down stretched payables and secure improved commercial terms
  - Reduce and/or refinance current debt
  - Secure market rate asset based working capital line

Investment in Sales & Brand Building

- Add marketing and sales resources to develop and execute sales driving brand building programs
- Open new retailer doors via added broker partners, invest in slotting and sampling programs
- Add licensed distributor partners to expand presence in the on-premise channel
- Drive increased sell through velocity through digital pull and in-store programs and shippers
- Launch brand refresh on Reed's and Virgil's
- Launch new Zero Sugar product lines along with new can packaging



New Board And Management Driving Performance

Management



Val Stalowir
Chief Executive Officer(1)

- Reed's CEO and director since June 28, 2017
- Over 25 years of driving accelerated growth and building brands in the food & beverage industry for larger companies such as Quaker Oats, Coca-Cola and Yum! and emerging brands such as Boylan Bottling and Zola Acai
- Earned an MBA with Distinction from the University of Michigan and a BA in Economics and Art History from the College of William and Mary



Dan Miles
Chief Financial Officer

- CFO of Reed's since May 12, 2015
- Over 20 years in beverage CPG with companies such as Coors, Pepsi and CRM Software
- Current CPA & Former Ernst & Young auditor
- Earned Bachelor's degrees at the University of San Francisco and California State University Long Beach, and a Master's degree from USC in Taxation



Chris Reed
Chief Innovation Officer(1)

- Founded Reed's in 1987 and served as Chairman, President and CEO from 1991 through April 19, 2017
- Currently holds position of Chief Innovation Officer
- Worked as a chemical engineer prior to starting Reed's, Inc.
- Earned a B.S. in Chemical Engineering from Rensselaer Polytechnic Institute in Troy, NY



Stefan Freeman
Chief Operating Officer

- COO of Reed's since June 28, 2017
- Held senior leadership positions in Operations at The Coca-Cola Company, Dr. Pepper-Snapple Group and PepsiCo
- Earlier served as Director of Supply Chain at Dean Foods' Pacific Group
- Earned a B.S. in Mechanical Engineering from Tuskegee University



Neal Cohane
SVP of Sales & Marketing

- SVP of Sales & Marketing of Reed's since March 2008
- Previously held various senior-level sales and executive positions for PepsiCo and was VP of Sales at SoBe Beverage
- Earlier served in various senior sales roles with The Coca-Cola Company
- Earned a B.S. degree in Business Administration from Merrimack College in North Andover, MA

Board of Directors



John Bello
Chairman of the Board

- Reed's director since November 29, 2016, Compensation and Operating Committee Chairs
- Venture Capital, as Managing Director at JoNa Ventures and as Principal and General Partner at Sherbrooke Capital
- Formerly Founder/CEO of SoBe and President of NFL Properties, the marketing arm of the NFL
- Earned a BA from Tufts and an MBA from Amos Tuck School at Dartmouth College



Lewis Jaffe
Director

- Reed's director since October 19, 2016, Governance Committee Chair
- Currently Executive in Residence and Clinical Faculty at Fred Kiesner Center for entrepreneurship, Loyola Marymount University
- Has served on the boards of Benihana, FitLife Brands and York Telecom
- Former Interim CEO & President of Oxford Media Inc.
- Graduate of the Stanford Business School and earned a B.S. Degree at LaSalle University



Charles Cargile
Director

- Reed's director since November 29, 2016, Finance and Compensation Committee.
- Currently CEO and board of directors of Sunworks ; lead independent director of Netlist and board of directors of Photon Control; previously CFO of Newport Corporation
- Earned a B.S. in Accounting from Oklahoma State University and an MBA from the Marshall School of Business at University of Southern California



Scott Grossman
Director

- Reed's director since September 29, 2017 and will serve on Compensation and Governance Committees
- Current Founder of Vindico Capital, 11+ years at Magnetar Capital, a $15BN multi-strategy alternative asset manager where he was a Senior PM
- Also held positions at Soros Fund Management and Merrill Lynch
- Earned an MBA from Stanford Graduate School of Business and a BA from Columbia University in Economics



James Bass
Director

- Reed's director since September 29, 2017, Chair Audit Committee
- Diversified management experience in the consumer products, high technology and entertainment industries
- Former CFO of Sony Interactive Entertainment America
- BBA in Accounting and Financial Management from Pace University; received a CPA certification in NY in 1977

(1) Also serves on the board of directors

Growth Initiatives

Increased Distribution

- Increased funding for in-store promotions, couponing, slotting and sampling programs.
- Increased point of purchase material and free standing shippers to drive increased displays.
- Adding leading broker partners for Natural, Grocery, Convenience and Club channels.
- Focused effort to open on-premise accounts with new licensed distributors – 40K potential liquor stores, 60K bars and over 100K restaurants that should be selling or mixing ginger beers.
- Only 25% ACV penetration of 32K doors in grocery channel, potential to double/triple sales.
- Continue expansion in Costco, currently in 3 regions. No presence in the other 1100 Club doors.
- Only in an estimated 20% of 33K Drug channel doors and 7K Mass channel doors
- Explore added distribution partners internationally - very limited international presence to date.

Drive increased retail distribution in take-home and on-premise doors via increased programing, added sales resources and new broker partners

Drive Increased Sales Through Velocity

- Upgrade branding, websites and all social media platforms for Reed's and Virgil's.
- Launch digital pull campaign for Virgil's and Reed's in select markets.
- Hire PR agency to drive awareness and expand third party endorsements and influencer coverage.
- Negotiating endorser campaign for Virgil's.
- Negotiating with leading craft spirits brand for Reed's on-premise co-promotion mixer effort.


VIRGIL'S
ROOT BEER
ROOT BEER
ROOT BEER
ROOT BEER

Drive increased sell through velocity via improved marketing and in-store initiatives

Brand Refresh and New Product News

- Launch brand and packaging refresh for Virgil's (Jan 2018) Reed's (April 2018)
- Launch Virgil's All Natural Zero Sugar in 6 flavors in (Jan 2018)
- Launch Zero Sugar Reed's April (2018).
- Launch higher margin 12oz can package Virgil's (Jan 2018) Reed's (April 2018).
- Virgil's Zero Sugar can package targeted to certain Grocery, Mass, Club and Convenience store chains.
- Reed's can package to target Club and on-premise accounts.
- Also continue roll-out of Reed's 7oz glass bottle to higher end white table cloth on-premise locations
- Significant upside in expanding all natural craft fountain programs to over 100K "better for your" restaurant locations

Drive increased volume and brand equity via launch of brand refresh, new Zero Sugar lines, new can package and expansion of natural fountain offering

Preview of Virgil's Brand Refresh In Process

Virgil's Brand
Refresh Objectives:

- Simplify and Refine
- Modernize
- Improve Fonts and Color Palette
- Refine Wordmark
- Increase Shopability
- Improve Consumer Information Hierarchy
- Reinforce Premium
- Upgrade From Paper to Higher Quality Pressure Sensitive Labels


VIRGIL'S
ROOTBEER

Moving To


VIRGIL'S
ALL-NATURAL
VIRGIL
ALL-NATURAL
HANDCRAFTED
ROOT BEER


ROOT BEER
BLACK CHERRY
ORANGE
CREAM
COLA
LEMON LIME
ZERO SUGAR
ROOT BEER
BLACK CHERRY
ORANGE
CREAM
COLA
LEMON LIME


VIRGIL'S
ROOT BEER
BLACK CHERRY
ORANGE
CREAM
COLA
LEMON LIME


VIRGIL'S
ROOT BEER
BLACK CHERRY
ORANGE
CREAM
COLA
LEMON LIME

Forecast of Improved Results Driven by Business Transformation

	2017*	2018+*	Drivers:
Gross Sales Growth For Core Brands	(5% -10%) Decline	10% – 15% Growth	▪ Focus on core, increased sales & marketing investment ▪ New retailer doors, increased sell through velocity ▪ Brand refresh and launch new Zero Sugar product lines ▪ Launch new can and other packaging initiatives
Net Margin	18% - 22% pts	Increase Significantly	▪ Improved pricing via new contracts: glass, 3PL and others ▪ Reduced idle plant costs ▪ Streamlined product portfolio, more higher margin products ▪ Launch of higher margin can packaging on core brands
Operating Income	($5 - $6MM) Loss	Increase	▪ Increased sales ▪ Improved margins ▪ Added new logistics partner and rationalized delivery costs ▪ Hold the line on G&A expenses as % of net sales
Capital Structure / Interest	Weaker $2.5 – $3.0MM (Debt Service) 13-15% (Average Interest Rate)	Stronger $1 – $1.5MM (Debt Service) 7-10% (Average Interest Rate)	▪ Capital raise through rights offering ▪ Realize value on non-core assets ▪ Pay down stretched payables ▪ Restructure debt to market rates on ABL

** These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from management's expectations.*

Summary: Significant Value Creation Opportunity

- We now have the right team, right strategy, and the right partners to drive success
- Brand leadership positions in on-trend and growing beverage categories
- Clear and defensible product superiority with strong macro consumer tailwinds
- Significant growth upside in terms of new distribution doors and increased sell through velocity via investment in sales and marketing
- Increased consumer demand opportunity via Reed's and Virgil's brand refresh, new Zero Sugar product lines and the addition of convenient, higher margin can packaging
- Business transformation underway
  - New strategic focus on core brands, streamlined category and product line up
  - Improved margins through new supplier relationships and upgraded operations oversight
  - Reduced idle plant charges by moving from capital intensive production model to a more asset light sales and marketing focused model
  - Opportunity to significantly lower financing cost by reducing and restructuring debt



It is a Great Time to be a Shareholder!